Exhibit 99.1

Mechanics Bank Completes Strategic Merger with HomeStreet, Inc.
The transaction creates the premier West Coast community bank

WALNUT CREEK, Calif., Sept. 2, 2025 – Mechanics Bancorp (NASDAQ: MCHB), the holding company of Mechanics Bank, today announced the completion of the previously announced strategic merger (the “Merger”) between Mechanics Bank and HomeStreet Bank (“HomeStreet”).

The transaction significantly expands the West Coast footprint of 120-year-old Mechanics Bank, creating a combined company with 166 branches across California, Washington, Oregon and Hawaii and over $22 billion in assets.

“We are pleased to close this transaction and create the premier community bank on the West Coast with our presence now spanning from San Diego to Seattle,” said Carl B. Webb, Executive Chairman of Mechanics Bancorp. “We extend a warm welcome to HomeStreet’s customers and employees and look forward to serving the communities of the Pacific Northwest and Hawaii.”

In the Merger, HomeStreet Bank merged with and into Mechanics Bank, with Mechanics Bank surviving as a banking corporation incorporated under the laws of the State of California and as a wholly owned subsidiary of Mechanics Bancorp (renamed from HomeStreet, Inc., in conjunction with the closing of the Merger).

About Mechanics Bancorp

Mechanics Bancorp (NASDAQ: MCHB), is headquartered in Walnut Creek, Calif., and is the holding company of Mechanics Bank, a full-service bank with over $22 billion in assets, a best-in-class deposit franchise and 166 branches across California, Oregon, Washington and Hawaii. Founded in 1905 to help families, businesses and communities prosper, Mechanics Bank is among the strongest, safest and most resilient banks in the country. Delivering a highly personalized banking experience, Mechanics Bank offers a wide range of products and services in consumer and business banking, commercial lending, cash management services, private banking, and comprehensive wealth management and trust services. Learn more at www.MechanicsBank.com.

Cautionary Note Regarding Forward Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Generally, forward-looking statements include the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “goal,” “upcoming,” “outlook,” “guidance” or “project” or the negation thereof, or similar expressions. Mechanics Bancorp (the “Company”) does not assume any obligation or undertake to update any forward-looking statements after the date of this release as a result of new information, future events or developments, except as required by federal securities or other applicable laws, although the Company may do so from time to time. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act.

We caution readers that actual results may differ materially from those expressed in or implied by the Company’s forward-looking statements. A discussion of the factors, risks and uncertainties that could affect our financial results, business goals and operational and financial objectives can be found in our public statements and/or filings with the Securities and Exchange Commission (the “SEC”), including in our Current Reports on Form 8-K. We strongly recommend readers review those disclosures in conjunction with the discussions herein.

All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and factors that the Company currently deems immaterial may become material, and it is impossible for the Company to predict these events or how they may affect the Company.

Contacts

Greg Jones
gregory_jones@mechanicsbank.com
(916) 797-8218